April 11, 1995



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

                                    Form S-8
                     Stock Plan for Non-Employee Directors
                     -------------------------------------

As assistant Secretary and Vice President-Corporate Law of Fluor Corporation ("Fluor"), I am familiar with the activities of Fluor and its corporate records. I have participated in the authorization and preparation of the Stock Plan for Non-Employee Directors (the "Plan") and the registration statement on Form S-8 being filed by Fluor under the Securities Act of 1933, as amended, for the purpose of registering 25,000 shares of common stock of Fluor issuable pursuant to the Plan.

On the basis of my knowledge of Fluor's activities and its corporate records, I am of the opinion that the 25,000 shares of common stock of Fluor, par value $.625 per share, issuable pursuant to the Plan will be legally issued, fully paid and nonassessable shares of Fluor when issued and paid for in accordance with the terms of the Plan.


Sincerely,


/s/ LAWRENCE N. FISHER

Lawrence N. Fisher


LNF:sar